Piedmont Natural Gas Increases Dividend for Twenty-Ninth Consecutive Year

Announces Results of Shareholder Votes Today

CHARLOTTE, N.C., March 7, 2007 / PRNewswire-FirstCall/ — - The Board of Directors of Piedmont Natural Gas (NYSE: PNY) is pleased to announce a dividend increase for the 29th consecutive year. The action, which occurred at the Board’s regularly scheduled meeting held today, declared a quarterly dividend on Common Stock of 25 cents per share, a 4.2% increase over the previous quarterly dividend of 24 cents per share. The increased dividend is payable April 13, 2007, to shareholders of record at the close of business on March 23, 2007.

At the company’s annual meeting of shareholders held today, shareholders re-elected five board members: Jerry W. Amos, E. James Burton, D. Hayes Clement, Vicki McElreath and Thomas E. Skains. Shareholders also ratified the appointment of Deloitte & Touche LLP as the company’s auditors for 2007.

About Piedmont Natural Gas

Piedmont Natural Gas (NYSE: PNY) is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 62,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.